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                                                                   Exhibit 10.10

                               RETENTION AGREEMENT

                                     BETWEEN

                               EFUNDS CORPORATION

                                       AND

                                  PAUL F. WALSH

                                   DATED AS OF
                                November 3, 2004

                                 WALSH AGREEMENT

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                                     EFUNDS

                               RETENTION AGREEMENT

            AGREEMENT (this "Agreement"), by and between eFunds Corporation, a Delaware corporation (the "Company"), and Paul F. Walsh (the "Executive"), dated as of November 3, 2004 (the "Effective Date"). Capitalized terms used in this Agreement that are not defined in the operative provisions shall have the meanings ascribed to them in the Exhibit "B" hereto.

      1. Employment Period. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the Employment Period. The term "Employment Period" means the period commencing on the date hereof and ending on the third anniversary of such date as automatically extended for successive additional one-year periods unless, at least six months prior to the scheduled expiration of the Employment Period, the Company, based upon a determination by its Board of Directors (the "Board"), or the Executive shall give notice to the other party that the Employment Period shall not be so extended.

      2.    Terms of Employment.

            (a)   Position.

                  (i) Commencing on the date hereof and for the remainder of the Employment Period, the Executive shall serve as the Chief Executive Officer and Chairman of the Board of the Company. The Executive shall be based in Scottsdale, Arizona.

                  (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full time during normal business hours to the business and affairs of the Company and to use his good faith efforts to perform such responsibilities. During the Employment Period, the Executive may, so long as such activities do not interfere with the performance of his responsibilities to the Company in accordance with this Agreement, continue the corporate directorships on which the Executive serves, if any, as of the date hereof and such other corporate directorships as are consented to by the Board.

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            (b)   Compensation.

                  (i) Base Salary. During the Employment Period, the Company shall pay the Executive a minimum base salary (the "Annual Base Salary") of $575,000 per year (or such higher amount as may be determined at the discretion of the Compensation Committee of the Board (the "Compensation Committee")), which will be paid in accordance with the Company's regular payroll policies as in effect from time to time.

                  (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible to be paid, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus"). The Executive's minimum target Annual Bonus will be 100% of the Annual Base Salary actually paid to the Executive for that fiscal year (or such higher percentage as may be determined in the discretion of the Compensation Committee). The amount of the Annual Bonus actually paid to the Executive for any given fiscal year may be higher or lower than the target Annual Bonus and will be determined in accordance with the performance parameters established under, and the other terms and conditions of, the Company's existing Annual Incentive Plan (or any comparable successor plan). Any Annual Bonus earned by the Executive shall be paid no later than the end of the third month following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms and conditions of any deferred compensation plan established by the Company. If the Employment Period shall expire prior to the end of a given fiscal year, the bonus, if any, payable for the portion of the year during which the Executive was employed shall be determined by the Compensation Committee.

                  (iii) Stock Options and Other Equity Awards. The Executive
                        shall be entitled to participate in the eFunds Corporation 2000 Stock Incentive Plan (or any comparable successor plan) on generally the same terms and conditions as the other senior executive officers of the Company (the "Senior Executives"), it being understood and agreed that the Executive will be eligible for option and other equity awards commensurate with the Executive's status as Chief Executive Officer.

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                  (iv)  Savings, Retirement and Other Incentive Plans. The
                        Executive shall be entitled to participate in all other incentive, savings, deferred compensation, stock purchase and retirement plans, practices, policies and programs applicable generally to the other Senior Executives.

                  (v) Welfare Benefit Plans. The Executive and/or the Executive's family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs generally provided by the Company to its Senior Executives (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs).

                  (vi) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in furtherance of the Executive's duties in accordance with the then prevailing policies, practices and procedures of the Company.

                  (vii) Fringe Benefits. The Executive shall be entitled to
                        fringe benefits, including, without limitation, tax and financial planning services, use or reimbursement for the use of an automobile, as the case may be, and payment of related expenses, in accordance with the plans, practices, programs and policies of the Company.

                  (viii) Vacation. The Executive shall be entitled to six weeks of paid time off per year and shall be entitled to standard Company holidays in accordance with the plans, policies, programs and practices of the Company.

                  (ix) Restricted Stock Right Award and Stock Option Amendment. On the Effective Date, the Company shall make a grant of a Restricted Stock Right to the Executive (the "Retention Restricted Stock Right Award") in accordance with the terms and conditions set forth in that certain Restricted Stock Right Award Agreement attached as Exhibit "D" hereto and the Company and the Executive shall amend that certain 2004 Award Agreement in accordance with the terms and conditions set forth in that certain Amendment to 2004 Award Agreement attached as Exhibit "E" hereto.

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      3.    Termination of Employment.

            Any purported termination of the Executive's employment during the Employment Period (other than by reason of the death of the Executive) shall be communicated by a Notice of Termination given by the party seeking to terminate such employment to the other party hereto in accordance with Section 11(d) of this Agreement. Notwithstanding the existence of any dispute regarding the characterization of the reasons for any termination, the date of termination of the employment of the Executive (the "Termination Date") shall be the date set forth in the Notice of Termination.

            (a) Termination by the Company Without Cause; Resignation by the Executive for Good Reason; Non-Renewal by the Company. If the Executive's employment shall be terminated by the Company without Cause during the Employment Period or if the Executive resigns for Good Reason, or if the Company elects not to extend the term of this Agreement pursuant to Section 1, then:

                  (i) the Company shall make a lump sum cash payment to Executive equal to the sum of (x) the Executive's Annual Base Salary through the Termination Date to the extent not theretofore paid, (y) any Annual Bonus paid or payable, including previously deferred amounts, in respect of the most recently completed fiscal year of the Company to the extent such amount is determinable and not theretofore paid, together with any previously deferred amounts, and (z) any vacation pay accrued by the Executive through the Termination Date (the sum of the amounts described in clauses (x), (y) and (z) shall be hereinafter referred to as the "Accrued Obligations"). In the event the Executive's Annual Bonus for the most recently completed fiscal year of the Company is not determinable on the Termination Date, such Annual Bonus shall (subject to any deferral election made by the Executive) be paid to Executive in a lump sum, in cash, as soon as administratively feasible after the date the amount of such Annual Bonus is determined and in any event prior to the expiration of the three month period referenced in Section 2(b)(ii). Any other amounts payable pursuant to this
                        Section 3(a)(i) shall be paid as soon as administratively feasible following the Termination Date;

                  (ii) the Company shall pay to the Executive in equal installments, made at least monthly, over the twenty-four (24) months following the Date of Termination, an aggregate amount equal to two (2) times the Executive's Annual Base Salary in effect on the Termination Date

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                        and two (2) times the target Annual Bonus with respect
                        to the Company's fiscal year in which the Termination Date occurs;

                  (iii) except with respect to the Retention Restricted Stock
                        Right Award and except to the extent that provisions that are more favorable to the Executive are contained in Executive's option and other equity award agreements, all options and any other unvested equity based awards (including, without limitation, restricted stock) that are granted to the Executive after the Effective Date and that are scheduled to vest on or before the second anniversary of the Termination Date shall vest in their entirety on the Termination Date and (2) any options that are granted to the Executive after the Effective Date which are vested on the Termination Date or vest pursuant to this Subsection (iii) may be exercised until the earlier of (x) the second anniversary of the Termination Date and (y) the expiration date of such options; and

                  (iv) the Company shall provide the Executive and his dependents with group healthcare benefits under the Company's group healthcare plans for a period ending on the earlier of twenty-four (24) months after the Termination Date or the date that the Executive becomes eligible to participate in group healthcare plans of any successor employer.

                  Notwithstanding the foregoing, Subsections (ii), (iii) and
                  (iv) of this Section 3(a) shall be null and void and the Company shall have no obligations thereunder unless the Executive shall have timely executed and delivered the Release attached to this Agreement as Exhibit A within ten (10) days after the Company's request therefor as described below and the seven (7) day rescission period referenced in Section 1(c) thereof shall have expired without the Executive having sent a notice of revocation or rescission to the Company, at which point any accrued amounts ("Termination Payments") which are then payable under such subsections shall be paid to Executive as soon as administratively feasible. The Company agrees to deliver to the Executive a written request for the execution and delivery of the Release on or within five (5) days before or after the Termination Date.

            (b) Termination by the Company for Cause; Resignation by the Executive Without Good Reason. If the Executive's employment shall be

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                  terminated by the Company for Cause during the Employment
                  Period or if the Executive resigns without Good Reason (as both terms are hereinafter defined), then:

                  (i) the Company's only obligations to the Executive shall be for the payment of any Accrued Obligations owed to the Executive on the Termination Date, which shall (subject to any deferral election by the Executive) be paid as soon as administratively feasible after the Termination Date; and

                  (ii) except to the extent that provisions that are more favorable to the Executive are contained in the Executive's option and other equity award agreements,
                        (1) all unvested options and any other unvested equity based award (including, without limitation, restricted stock) held by the Executive shall be forfeited on the Termination Date and (2) any options held by the Executive that are vested on the Termination Date may be exercised until the earlier of (x) ninety (90) days after the Termination Date and (y) the expiration date of such options.

            (c) Termination by Reason of Death or Retirement. The Executive's employment shall terminate upon his death or Retirement during the Employment Period. In the event of such termination:

                  (i) the Company shall pay the Executive (or his heirs, estate or legal representatives, as the case may be) an amount equal to any Accrued Obligations owed to the Executive on the Termination Date, which shall (subject to any deferral election by the Executive) be paid as soon as administratively feasible after the Termination Date;

                  (ii) except with respect to the Retention Restricted Stock Right Award and except to the extent that provisions that are more favorable to the Executive are contained in the Executive's option and other equity award agreements, (1) in the event of the Executive's death, all unvested options and any other unvested equity based awards (including, without limitation, restricted stock) that are granted to the Executive after the Effective Date shall vest on the Termination Date, (ii) in the event of the Executive's Retirement, all unvested options and any other unvested equity based awards (including, without limitation, restricted stock) that are granted to the Executive after the Effective Date and that are scheduled

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                        to vest on or before the second anniversary of the
                        Termination Date shall vest on the Termination Date and
                        (3) any options that are granted to the Executive after the Effective Date which are vested on the Termination Date or vest pursuant to this Subsection (ii) may be exercised until the earlier of (x) the second anniversary of the Termination Date and (y) the expiration date of such options; and

                  (iii) the Company shall provide the Executive and his
                        dependents with group healthcare benefits under the Company's group healthcare plans for a period ending on twenty-four months (24) after the Termination Date.

            (d) Termination by Reason of Disability. If the Executive incurs a Disability during the Employment Period, the Company may give a Notice of Termination to the Executive of its intention to terminate the Executive's employment by reason of such Disability. In such event, the Executive's employment with the Company shall automatically terminate on the 30th day after the date of such Notice of Termination (unless such Termination Date is extended by the Board) if the Executive shall not have returned to full-time performance of the Executive's duties within such thirty (30) day notice period. In the event of such termination:

                  (i) the Company shall pay the Executive (or his heirs, estate or legal representatives, as the case may be) an amount equal to any Accrued Obligations owed to the Executive on the Termination Date, which shall (subject to any deferral election by the Executive) be paid as soon as administratively feasible after the Termination Date;

                  (ii) except with respect to the Retention Restricted Stock Right Award and except to the extent that provisions that are more favorable to the Executive are contained in the Company's standard form option and other equity award agreements, (1) all unvested options and any other unvested equity based awards (including, without limitation, restricted stock) that are granted to the Executive after the Effective Date shall vest on the Termination Date and (2) any options that are granted to the Executive after the Effective Date which are vested on the Termination Date or vest pursuant to this Subsection (ii) may be exercised until the earlier of
                        (x) the second anniversary of the Termination Date and
                        (y) the expiration date of such options; and

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                  (iii) the Company shall provide the Executive and his
                        dependents with group healthcare benefits under the Company's group healthcare plans for a period ending on twenty-four (24) months after the Termination Date.

      4. No Offset. The Company's payment obligations hereunder are absolute and unconditional and shall not be subject to offset, counterclaim, recoupment, defense or any other right the Company may have against him or anyone else.

      5. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit plan for which the Executive may qualify nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any benefit plan, contract or agreement with the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, contract or agreement except as explicitly modified by this Agreement.

      6.    No Obligation to Mitigate; Expenses of Contests.

            (a) No Obligation to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

            (b) Expenses. The Company shall reimburse the Executive for the reasonable cost incurred in finalizing this Agreement and any related plans or agreements. Each party shall be responsible for its own legal and professional fees and other expenses incurred as a result of any contest by the Executive, by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or the Release Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).

      7. Certain Additional Payments by the Company. In the event it shall be determined that any payment or benefit received or to be received by the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, but determined without regard to any additional payments required under Section (A) of Exhibit C) would be subject to the excise tax imposed by Section 4999 (or any successor section) of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such or any other excise tax, then the Executive shall be entitled to receive additional payments in an amount determined in accordance with Exhibit C.

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      8.    Restrictions and Obligations of the Executive.

            (a) Consideration for Restrictions and Covenants. The parties hereto acknowledge and agree that the principal consideration for the agreement to make the payments provided in Section 3 hereof from the Company to the Executive is the Executive's compliance with the undertakings set forth in this Section 8. Specifically, the Executive agrees to comply with the provisions of this Section 8 irrespective of whether the Executive is entitled to receive any payments under Section 3 of this Agreement.

            (b) Confidentiality. The confidential and proprietary information and trade secrets of the Company (collectively, "Confidential Information") are among its most valuable assets. The Company's Confidential Information may include, without limitation, its customer and vendor lists, database, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. Confidential Information does not include information that is or shall have become publicly known or available, unless it shall have become publicly known or available as a result of the Executive's breach of his obligations hereunder. The Company has invested, and continues to invest, considerable amounts of time and money in obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and Confidential Information, and any misappropriation or unauthorized disclosure of Confidential Information in any form, would irreparably harm the Company. The Executive shall keep confidential, and not use or disclose except in connection with the good faith performance of his duties to the Company or as required by law or legal process, all Confidential Information relating to the Company and its business, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, divulge or use any such information, knowledge or data to anyone other than the Company and those designated by it.

            (c) Non-Solicitation or Hire. During the Employment Period and for a two-year period following the Termination Date, the Executive shall

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                  not, directly or indirectly:

                  (i) without the prior written consent of the Company's Board of Directors, (x) solicit, encourage, cause or induce any person who is at the Termination Date, or was at any time within the six-month period preceding the Termination Date, an officer, general manager or director or equivalent or more senior level employee of the Company or any of its subsidiaries (a "Key Employee") to terminate such employee's employment with the Company or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the Company during such period) or (ii) employ or offer employment to any Key Employee who is on the date of such employment or offer of employment, or was at any time within the six-month period preceding such date, an employee of the Company or any of its subsidiaries; or

                  (ii) take any action that would interfere with the relationship of the Company or its subsidiaries with their suppliers and franchisees without, in either case, the prior written consent of the Company's Board of Directors, or engage in any other action or business that would have a material adverse effect on the Company.

            (d) Non-Competition. As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, the Executive agrees that during the term of his employment and for a period of twenty-four (24) months after any Termination Date (other than in connection with a Termination for Cause), the Executive will not:

                  (i) Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any Competitor; or

                  (ii) Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located.

            (e) Irreparable Injury. The Executive agrees that a breach by the Executive of any of the terms of this Section 8 will cause great and irreparable injury and damage to the Company and that the Company shall have a right to equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent

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                  injunction and/or order of specific performance, as a remedy to enforce this Section 8 or prevent a threatened breach of this Section 8 by the Executive. In addition, the Company will be immediately relieved of any remaining obligation to make any Termination Payments to the Executive if the Executive should breach this Section 8.

      9.    Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      10.   Miscellaneous.

            (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

            (b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

            (c) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (i) if to the Executive, to Paul F. Walsh, 7307 North Black Rock Trail, Paradise Valley, AZ 85253, with a copy to Stephan G. Bachelder, Bachelder & Dowling, P.A., 22 Free Street, Suite 201, Portland, ME 04101-3900;

                  (ii) if to the Company, to it at eFunds Corporation, 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253, Attention: General Counsel;

                  (iii) or to such other address as either party shall have
                        furnished to the other in writing in accordance herewith. Notice and communications shall be effective when

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                        actually received by the addressee.

            (e) Assistance to Company. At all times during and after the Employment Period and at the Company's expense for out-of-pocket expenses actually and reasonably incurred by the Executive in connection therewith, the Executive shall provide reasonable assistance to the Company in the collection of information and documents and shall make the Executive available when reasonably requested by the Company in connection with claims or actions brought by or against third parties or investigations by governmental agencies based upon events or circumstances concerning the Executive's duties, responsibilities and authority during the Employment Period, provided that this provision shall not require the Executive to expend time or provide services in any manner or to any degree, that would materially interfere with any subsequent employment or consulting activity (including Board memberships), and further provided that this provision shall not require extensive or ongoing services without reasonable compensation therefor.

            (f) Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement. The Executive acknowledges that the restrictive covenants contained in Section 8 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the covenants in Section 8, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

            (g) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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            (h)   Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (i) Intended to Supersede. This Agreement is intended to supersede and replace any other prior employment, severance agreements or arrangements between the parties, including that certain Employment Agreement, dated as of September 9, 2002, between the Executive and the Company, except such Employment Agreement shall continue to apply solely for the purpose of determining whether the Executive would have been entitled to receive a "Termination Payment" under such Employment Agreement upon the termination of his employment with the Company for the purpose of determining the Executive's rights under that certain Option Award Agreement, dated as of September 16, 2002 between the Executive and the Company; provided, however, that this Agreement shall not supersede or replace that certain Change in Control Agreement, dated as of September 16, 2002 (as amended, the "Change in Control Agreement"), between the Executive and the Company. In addition, nothing in this Agreement is intended to amend or modify the terms of any stock option or other equity based agreement between the Company and the Executive that is outstanding as of the Effective Date, except to the extent that any such award agreement is expressly amended pursuant to or as described in this Agreement.

            (j) Survival. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

            (k) Subject to Change in Control Agreement. In no event shall any amounts be payable under this Agreement if the Executive should become entitled to any payments pursuant to the Change in Control Agreement. This Agreement is expressly made subject to Section XI.F. of the Change in Control Agreement.

            (l) Delegation of Duties. Notwithstanding any other provision in this Agreement to the contrary, the Board may delegate the responsibilities, duties and powers specified under this Agreement to be observed or performed by the Board to the Compensation Committee or the Board Affairs Committee.

            (m) Open for Acceptance and Execution. The Executive acknowledges that the terms of this Agreement have been open for acceptance and

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                  execution for at least thirty (30) days during which time the
                  Executive has considered whether or not to accept this Agreement and consulted with an attorney of the Executive's choosing to advise the Executive regarding the same.

                             Signature Page Follows.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                                PAUL F. WALSH

                                                /s/ Paul F. Walsh

                                                EFUNDS CORPORATION

                                                By: John J. Boyle III

                                                /s/ John J. Boyle III
                                                Its: Lead Director

                                                                       EXHIBIT A

                                     RELEASE

            WHEREAS, Paul F. Walsh ("the Executive") is an employee of eFunds Corporation, a Delaware corporation (the "Company");

            WHEREAS, the Executive's employment with the Company has been terminated effective as of ______________,______ (the "Termination Date");

            WHEREAS, the Executive and the Company have previously entered into that certain Retention Agreement, dated as of November 3, 2004 (the "Agreement"), pursuant to which the Company has agreed to make certain payments to the Executive following the termination of his employment;

            WHEREAS, it is a condition to the Company's obligation to make certain of the payments provided for in the Agreement that the Executive execute, deliver and not rescind this Release; and

            WHEREAS, it is a condition to the effectiveness of this Release that the Company in fact make such payments.

            NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, the Executive and the Company hereby agree as follows:

1.    Release.

            (a) As consideration for the promises of the Company contained in the Agreement, the Executive, for him and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by the Executive (collectively, "Claims") which the Executive has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the "Controlled Group") and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies ("the Released Parties") arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Termination Date, including, without limitation, any Claims based on or arising out of the Executive's employment with the Controlled Group and the cessation of that employment; provided, however, that such release shall not operate (X) to relieve the members of the Controlled Group of any obligation to indemnify the Executive pursuant to the terms of the Company's by-laws or pursuant to any separate indemnification agreement in effect between the Company and the Executive or (Y) to release any claim the Executive may have under any insurance policy maintained by the Company and in effect on the date hereof; and, provided, further, that the effectiveness of such release shall be suspended until such time as the Company shall have fulfilled its obligation to make the termination payments referenced under Subsections (ii), (iii), and (iv) of
      Section 3(a) of the Agreement (it being understood and agreed that following the fulfillment by the Company of such obligation, such suspension shall be lifted and such release shall be fully effective and enforceable from and as of its date of execution by the Executive); and provided, further, that the Executive does not release the Company from the provisions of Sections 3 through 7 of the Agreement, which shall remain in effect. The Executive further agrees that he will not institute any legal proceedings against the Released Parties in respect of any Claim nor will he authorize any other party, whether governmental or otherwise, to seek individual remedies on his behalf with respect to any Claim. The Executive and the Company agree that, by signing this Release, the Executive is not waiving any Claim arising after the Termination Date or by reason of any breach of the Agreement.

            (b) The Executive's release of Claims is intended to extend to and include Claims of any kind arising Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sections 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, Sections 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, Sections 720-728, the Arizona Civil Rights Act, Ariz. Rev. Stat. Sections 41-1401, et seq., the Arizona Employment Relationship and Constructive Discharge Law, Ariz. Rev. Stat. Sections 23-1501, et seq. and any other federal, state or local statute, Executive Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract (other than any breach of the Agreement), wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

            (c) The Executive has been informed of the Executive's right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of the Executive's intent to revoke this Release within seven (7) calendar days following the execution of this Release by the Executive. The Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

                               eFunds Corporation
                             Gainey Ranch Center II
                             8501 N. Scottsdale Road
                                    Suite 300
                              Scottsdale, AZ 85253
                           Attention: General Counsel

The Company and the Executive agree that if the Executive exercises the Executive's right of rescission, under this Section 1(c), the Company's obligations to make any termination payments to the Executive under Subsections
(ii), (iii), or (iv) of Section 3(a) of the Agreement shall be null and void.

2.    Miscellaneous.

            (a) The Executive may not assign or delegate any of the Executive's rights or obligations in respect of this Release and any attempted assignment or delegation shall be void and of no effect. This Release is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns and inures to the benefit of the Executive and the Executive's, heirs and executors. This Release is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

            (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Release shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this release on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

            (c) Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.

            (d) This Release may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

            (e) The Executive has been informed that the terms of this Release will be open for acceptance and execution for thirty (30) days after the Termination Date, during which time the Executive may consider whether or not to accept this Release and consult with an attorney of the Executive's choosing to advise the Executive regarding the same. If the Executive does not execute this Release and deliver the same to the Company by such date, the obligation of the Company to make any termination payments under Subsections (ii), (iii), or (iv) of Section 3(a) of the Agreement shall be wholly null and void.

                             Signature Page Follows.

            IN WITNESS WHEREOF, the Company and the Executive have hereunto set their hands to this release as of the dates set forth below.

                                                EFUNDS CORPORATION

Dated:

                                                ________________________________
                                                By:_____________________________
                                                Its:____________________________
                                                Paul F. Walsh

Dated:

STATE OF __________________)

County of _________________)

Subscribed and sworn before me

This _____ day of _____________, 2___.

                                      seal

Notary Public, State of

My Commission expires:

                                                                       EXHIBIT B

                                   DEFINITIONS

      Capitalized terms used in the Retention Agreement by and between eFunds Corporation, a Delaware corporation (the "Company"), and Paul F. Walsh (the "Executive"), dated as of November 3, 2004 (the "Agreement") that are not elsewhere defined in the Agreement shall have the definitions set forth below:

      1.    "Cause" means:

            (i) the willful and continued failure of the Executive to perform substantially the Executive's material duties (other than as a result of the mental of physical illness of the Executive or any such failure as may allegedly occur after the Executive issues a Notice of Termination for Good Reason pursuant to
                  Section 3(a) of the Agreement) for a period of thirty (30) days or more after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's material duties;

            (ii) the Executive engages in fraud or gross misconduct which is materially and demonstrably injurious to the commercial interests of the Company; or

            (iii) the Executive is convicted or pleads guilty or nolo contendre to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics, moral turpitude or other immoral conduct which reflects adversely upon the reputation or interests of the Company or its customers or vendors or the Executive becomes subject to criminal sanctions that will prevent the Executive from performing his duties in the ordinary course for a period of time that is likely to exceed thirty (30) days.

      2. "Competitor" means mean any entity (or, with regard to an entity which engages in multiple lines of business, any division or subsidiary of such entity) primarily engaged in the business of (1) processing debit, ACH, ATM or EBT transactions or providing software that allows others to process such transactions, (2) providing data-based risk management, decision support, collection services or customer relationship management products and services, so long as the provision of such products and services is governed by the Federal Fair Credit Reporting Act, 15 U.S.C. sections 1681 et. seq. (or any successor provision), (3) managing or deploying networks of ATMs or providing business process outsourcing services (such as call centers or accounts receivable or payable processing). An entity, or a subsidiary or division thereof, shall not be considered to be a Competitor merely by engaging in the business of providing any of the foregoing products or services if the revenues from one or more of such activities do not constitute ten percent (10%) or more of the total revenues of such entity, division or subsidiary. By way of example, if an entity maintains a subsidiary which derives a ten percent (10%) or more of its revenues from debit transaction processing, the Executive could not engage in any restricted Activity with respect to that subsidiary. The Executive would not, however, be prohibited from engaging in any restricted activity for another division or subsidiary of such entity so long as the Executive's relationship with such other division or subsidiary is not maintained as a pretext designed to enable Executive to avoid compliance with the spirit of the foregoing and the Executive does not engage in any restricted activity with respect to the debit processing subsidiary during the restricted period. Without limiting the generality of the foregoing, "Competitors" shall by definition include such companies as Equifax, Experian, TransUnion, First Data Corporation, Concord EFS and M&I.

      3. "Disability" means a disability entitling the Executive to long-term disability payments under the Company's applicable long-term disability plan, and in the absence of such a plan shall mean the inability of the Executive to substantially perform the essential functions of the Executive's position for a period of sixty (60) or more consecutive days as a result of a mental or physical illness.

      4.    "Good Reason" means:

            (i) except with the Executive's prior consent, the assignment to the Executive of any significant duties inconsistent with the Executive's status and position as the Chief Executive Officer of the Company or any other action by the Board which results in a material and ongoing diminution of the Executive's position and authority;

            (ii) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

            (iii) a requirement by the Company that the Executive maintain his principal residence at a location outside of the Scottsdale, Arizona area as a condition to his continued employment;

            (iv) any request or requirement by the Company or the Board that the Executive take any action or omit to take any action that is inconsistent with or in violation of the Company's ethical guidelines and policies or any professional ethical guidelines or principles that may be applicable to the Executive; or

            (v) except with the Executive's prior consent or as a result of a failure of the stockholders of the Company to elect the Executive to the Board or any legal or regulatory requirements applicable to the Company, the removal of the Executive from the office of

                  Chairman of the Board (it being understood and agreed that the appointment by the Board of a Lead Director shall not be deemed to constitute such a removal).

      5. "Notice of Termination" means a notice communicated by any party seeking to terminate the Executive's employment during the Employment Period. Any Notice of Termination shall (1) indicate the specific termination section in the Agreement relied upon by the party giving such notice (or that the Executive's employment is being terminated by the Company without Cause or by the Executive without Good Reason), (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Executive's employment under the section of the Agreement so indicated and (3) if the Termination Date is not the date of receipt of such notice, specify a Termination Date (which date shall be not more than one hundred eighty (180) days after the date of the Notice of Termination). A Notice of Termination for Cause shall include a certified copy of a resolution to such effect duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Good Reason or Cause shall not waive any right of the Executive or the Company, as the case may be, from asserting such fact or circumstance in enforcing their respective rights under the Agreement.

      6. "Retirement" means any voluntary termination of employment with the Company or any of its affiliates that is on or after the later of the date on which (i) the Executive's age is at least fifty-five (55) and (ii) the Executive shall have completed at least five (5) years of continuous service with the Company or any of its affiliates. A failure by the Executive to extend the term of this Agreement pursuant to Section 1 shall constitute his Retirement if he shall have satisfied the conditions set forth in the preceding sentence as of the date of the termination of his employment with the Company.

                                                                       EXHIBIT C

                           CERTAIN ADDITIONAL PAYMENTS

            A. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or benefit (collectively, a "Payment") received or to be received by the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, but determined without regard to any additional payments required under this Section (A) would be subject to the excise tax imposed by Section 4999 or any successor section) of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such or any other excise tax (any such tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount determined in accordance with this Exhibit C such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Exhibit C, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax benefit the Executive would receive if the Gross-Up Payment were eliminated and the Payments were reduced, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b) of the Code (or any successor section)) unless, in the opinion of tax counsel ("Tax Counsel") selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the "Accounting Firm" (as hereinafter defined) in accordance with the principals of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made (determined by giving affect to the maximum loss of itemized deductions that could be suffered by the Executive by virtue of his receipt of the Gross-Up Payment) and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Exhibit C), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            B. Subject to the provisions of Section (C), all determinations required to be made under this Exhibit C, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that a Payment has been made or will be required, as the case may be, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit C, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by the Company will not in fact have been made ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section (C), fails to pursue such remedies, or in any event fails to obtain a final, non-appealable determination that no Excise Tax is due and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. For purposes of making all determinations and calculations required by this Exhibit C, Tax Counsel and the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code, provided that such determinations and calculations must be based upon substantial authority (within the meaning of Section 6662 of the Code).

            C. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            1. give the Company any information reasonably requested by the Company relating to such claim,

            2. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            3. cooperate with the Company in good faith in order to effectively contest such claim, and

            4. permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section
      (C)(4), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            D. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (C), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section (C) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of any amount advanced by the Company pursuant to Section (C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            E. The Gross-Up Payment shall be made not later than the fifth day following the Termination Date or other event causing the Gross-Up Payment; provided, however, that if the amount of such Gross-Up Payment, and the limitation on such payments set forth in Section (A) hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accounting Firm, of the minimum amount of such Gross-Up Payment to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the Termination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute an obligation of the Executive to the Company payable immediately. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).